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Exhibit 11. Statement re computation of per share earnings

                                           For the three months ended      For the nine months ended
                                                September 30,                    September 30,
                                           --------------------------      -------------------------
                                            1996              1997           1996           1997
                                            ----              ----           ----           ----
Net loss                                 $(907,806)        $(2,368,036)   $(1,962,663)    $(7,523,548)
Weighted average number of common shares
outstanding:

Weighted average number of common shares
outstanding                               6,171,880          15,899,597     6,153,334       15,832,849

Common shares issuable upon conversion
of Series A Preferred Stock               5,872,250                         5,853,856

Common shares issuable upon conversion
of Series B Preferred Stock                 100,000                           100,000

Common shares issuable upon exercise
of stock options granted within one
year of the initial public offering         216,171                           232,039
                                         ----------          ----------    ----------       ----------
                                         12,360,301          15,899,597    12,339,229       15,832,849
                                         ==========          ==========    ==========       ===========

Net loss per common share                    $(0.07)             $(0.15)       $(0.16)          $(0.48)
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